Exhibit 10.19

Summary of Director Compensation

Directors of ABIOMED who are not our employees receive an annual retainer of $15,000 or an equivalent value of our Common Stock, at the individual’s option, and $1,200 for attendance at in-person meetings of our Board of Directors, $1,000 for attendance at meetings of Committees of our Board of Directors and $600 for attendance at all telephonic meetings.  The Chair of our Audit Committee receives $1,500 for attendance at meetings of our Audit Committee.  In addition, our Lead Director, receives additional compensation of $20,000.

These directors are also eligible to receive stock options and other awards under our stock incentive plans.  It is currently our policy to grant each non-employee director who continues to be a director following our annual meeting of stockholders, a stock option to purchase 8,000 shares of our common stock, with an exercise price of the fair market value of our common stock on the date of grant, and vesting in full one year after the date of grant.

Our directors are also eligible for additional compensation in the event that they perform additional services for ABIOMED in excess of the normal time commitments we expect of our directors.  As a result, in the third quarter of fiscal 2006 we issued bonuses to Dorothy Puhy and W. Gerald Austen in the amounts of $5,000 and $2,000 respectively, in recognition of their contributions.